Exhibit 10.1

Officer
Incentive Compensation Plan

Effective October 1, 2003

KULICKE & SOFFA INDUSTRIES, INC.

OFFICER INCENTIVE COMPENSATION PLAN

A.	Purpose

The purpose of the Kulicke & Soffa Industries, Inc. (K&S) Officer Incentive Compensation Plan is to:

•	Motivate Participants to achieve financial, business, and individual results consistent with the Company’s business strategy; and,

•	Provide Plan Participants with the opportunity to earn a portion of their total compensation based on the financial results of the Company and their individual efforts.

B.	Effective Date

This Plan is effective October 1, 2003. This Plan and its attachments constitute the entire Officer Incentive Compensation Plan and supersede any other oral or written agreements. The Plan will be administered on a Fiscal Half-Year basis.

C.	Amendment and Termination

The Board of Directors may, at any time and without prior notice to Participants, terminate the Plan or amend it in such respects as the Board, in its discretion, deems to be in the best interest of the Company. In the event of Plan termination, the Board of Directors shall determine, in its sole discretion, whether no Awards, partial Awards, or full Awards shall be made with respect to the Fiscal Half-Year in which the termination occurs.

D.	Plan Administration

This Plan shall be operated and administered by the Compensation Committee of the Board of Directors. Decisions by the Compensation Committee on all matters involving the interpretation and administration of this Plan shall be final and binding.

E.	Eligibility and Participation

Only employees who are Officers of the Company are eligible to participate in the Plan.

An employee shall participate with respect to a Fiscal Half-Year if he is an Officer on the first day of such Fiscal Half-Year or becomes an Officer during the Fiscal Half-Year.

Participants in this Plan will not be eligible to participate concurrently in any other Company bonus or incentive program, including Success Share and Sales Incentive Plans.

Inclusion in this Plan does not constitute a guarantee of employment or specific earnings. Nothing in this Plan shall act as an express or implied contract, a guarantee or commitment for an employee to be or to continue to be a Participant in the Plan, to receive payments under the Plan, or to be retained in the employment of Kulicke & Soffa Industries, Inc.

F.	Overall Plan Components

The Plan is based on Corporate and Individual Performance Goals with Incentive Awards made as a percentage of the Incentive Target as set forth below:

1.	Corporate (K&S company-wide) Performance Goals: These goals consist of the financial objective or objectives to be achieved on a Company-wide basis as established by the Compensation Committee at the beginning of the Fiscal Half-Year. A more detailed definition of financial criteria will be provided in the specific information that is prepared for each Participant. The Finance Department is the official source to provide the K&S Corporate financial results for the Fiscal Half-Year used to calculate Incentive Awards under this Plan.

2.	Individual Performance Goals: These are specific qualitative or quantitative goals established for an individual Participant. These will be developed by the Participant and the person to whom he or she reports, subject to approval by the Compensation Committee. Objectives may be established that encompass the full Plan Year or longer, with milestones established for each Fiscal Half-Year that can be measured and evaluated for Incentive Award purposes.

3.	Modification of Goals. Organizational changes or other business events during the Fiscal Half-Year may require an adjustment of the Performance Goals.

4.	Incentive Target: This is the amount to be paid when 100% of all Goals are met. The Incentive Target, prior to any pro-rating (as provided in Section I), will be based on the individual’s grade level in the Company and other factors that influence the Total Targeted Compensation level. The Incentive Target shall be weighted with respect to Corporate and Individual Performance Goals as set forth below:

The Incentive Target is allocated as follows:

Salary		Individual
Grade	Corporate Goals	Goals

20	100%
18/19	90%	10%
16/17	80%	20%

The weighting with respect to Corporate Goals may be further subdivided if the Corporate Performance Goals are based on multiple financial objectives or metrics. The Committee will determine the weighting for each objective or metric. The Compensation Committee may, in its discretion, adjust the allocation of the Incentive Target by adjusting the percentages set forth above with respect to Corporate Goals and Individual Goals with respect to any Participant, provided that the sum of such adjusted percentages equals 100%.

5.	Incentive Awards: Payment of all Incentive Awards will be made within 90 days after financial statements become available for the Plan’s Fiscal Half-Year.

Corporate Performance Goals

K&S meets at least 85% of the semi-annual Target. All participants have the common Threshold of 85%

NO → Not Paid

YES → Corporate results are measured each Fiscal Half-Year

Percent of Target Achieved		Percent of Weighted Incentive Target Earned
Threshold of 85%	-	50%
100%	-	100%
Maximum of 150%	**-**	**pays 120% maximum**

For results from the 85% Threshold to 100% of Target, the Award level will be calculated on a straight-line interpolation, adding a 3.33% incentive for each additional 1% of Target achieved. For example, attaining 90% of the Target yields 66.65% of the Award. Above 100% of Target, .4% of the Weighted Incentive Target is added for each additional 1% of Target achieved

Individual Performance Goals

K&S attains a Net Profit of greater than zero for the Fiscal Half-Year

NO → Not Paid

YES → Individual Goals are measured at the close of the Fiscal Half-Year and consist of up to 5 or 6 specific initiatives for Participant

Incentive awards calculated for individuals reaching performance milestones. Maximum payout is 100% of an individual's weighted Incentive Target

Incentive Awards are paid for each Fiscal Half-Year

G.	Definitions

This list is intended to provide definitions for most business terms used in this Plan Document, but may not be all inclusive of terms used.

Award or Incentive Award - the incentive payment made to a Participant under this Plan which is based on the achievement of Performance Goals and the Participant’s Incentive Target.

Base Salary - the annualized rate of base compensation paid to a Participant at the beginning of the Fiscal Half-Year or, if an employee becomes a Participant subsequent to the first day of the Fiscal Half-Year, his or her annualized rate of base compensation at the time of eligibility.

Board of Directors - the Board of Directors of K&S Industries Inc.

Breakeven - the Company has attained a Net Profit of greater than $0 for the Fiscal Half-Year.

Compensation Committee - the Compensation Committee of the Board of Directors.

Company – Kulicke & Soffa Industries, Inc. and any successor thereto.

Corporate Performance Goals – goals that reflect financial results expected on a Company-wide basis for the Fiscal Half-Year.

Fiscal Year - the business year, October 1 through September 30. The first Fiscal Half-Year ends on March 31.

Goal or Target – the desired level of performance to be achieved on a Corporate or Individual level. Above Target denotes performance above the designated Target level.

Incentive Target - the percentage of a Participant’s Base Salary established as the basis for his or her Incentive Award when 100% of all Goals are achieved. The actual Incentive Award, if any, may equal, exceed, or fall below the Incentive Target.

Individual Performance Goals - goals that reflect results expected from the Participant during the Fiscal Half-Year.

Net Profit - the net income as reported in SEC filings (which amount has been determined after taking into account all incentive compensation to be paid under this Plan or other plans of the Company with respect to the Fiscal Half-Year) adjusted for

•	Asset impairment of goodwill or intangibles

•	Current effect of an accounting change

•	Unanticipated required accounting entries (such as expensing stock options)

Officer - an employee who has been designated by the Board of Directors as an Officer of the Company.

Participant - an Officer of the Company to whom participation has been extended under the Plan.

Plan - the Kulicke & Soffa Industries Inc. Officer Incentive Compensation Plan.

Plan Year - the Fiscal Year of the Company which begins on October 1 and ends on the following September 30.

Salary Grade – the grade level for each position established by the Company and applied on a worldwide basis to all positions.

Threshold – performance at the minimum level specified for achievement of Corporate or Individual Performance Goals. Performance below this level will result in an Incentive Award of zero.

Total Targeted Compensation - the total cash compensation opportunity for a Participant. Total Targeted Compensation is comprised of Base Salary and an incentive percentage. The total of these components is intended to be competitive with the Total Targeted Compensation of similar positions based on salary survey data for that country and employment market.

Weighted Incentive Target - for a particular Goal or financial metric, the product obtained by multiplying an individual’s Incentive Target by the Weight given to that Goal or financial metric.

H.	Performance and Payment Levels

Threshold and Above Target for Corporate and Individual Performance Goals shall be as defined below.

•	Threshold performance for Corporate Performance Goals is 85% of Target.

•	Threshold for Individual Performance Goals is Breakeven, i.e.; Breakeven must be achieved in order for Incentive Awards for Individual Performance Goals to be paid.

•	Above Target performance for Corporate Performance Goals will be awarded for achievement above 100% up to 150% of Target. At 150% of Target, a maximum award of 120% of the Weighted Incentive Target can be achieved.

•	If the actual performance level falls between Threshold and Target performance, or Target and Above Target performance, the result will be calculated through straight-line interpolation. See page 4.

•	If the measured performance levels at the close of the Fiscal Half-Year do not meet Threshold levels, no Incentive Awards will be earned.

The Compensation Committee may, in its discretion, increase the amount of the Incentive Awards otherwise payable to some or all Participants if performance warrants; provided, however, that any such increases shall be subject to approval by the Board of Directors if so required by any applicable laws or rules or regulations.

I.	Change in Employment Status and Eligibility for Award

A Plan Participant who is not an active regular full-time employee and an Officer of the Company throughout the Fiscal Half-Year, including the last day of the Fiscal Half-Year, is not entitled to an Award under the Plan except as otherwise provided below.

In the event of termination of employment due to retirement, death or permanent disability during the Fiscal Half-Year or of an absence of greater than twelve (12) work weeks during an approved leave:

•	A Plan Participant may be eligible to receive a prorated Incentive Award for the Individual Performance Goals component only. The Participant is not eligible for payment with respect to Corporate Performance Goals.

•	The proration is based on the Individual Performance Goals actually achieved by the Participant during the relevant Fiscal Half-Year as measured by the person to whom the Participant reports, subject to approval by the Compensation Committee.

In the event of an involuntary termination such as a reduction in force, a Plan Participant may be eligible to receive a prorated Incentive Award for the Individual Performance Goals component only based on the Individual Performance Goals actually achieved by the Participant during the relevant Fiscal Half-Year as measured by the person to whom the Participant reports, subject to approval by the Compensation Committee. The Participant is not eligible for payment with respect to Corporate Performance Goals.

An employee who becomes a Participant subsequent to the beginning of a Fiscal Half-Year, an employee who becomes ineligible during the Fiscal Half-Year but continues to be employed by the Company, and a Participant who is absent for fewer than twelve (12) work weeks on an approved leave during the Fiscal Half-Year may be eligible for a prorated Incentive Award for both Corporate and Individual Performance Goals. An Award with respect to Individual Performance Goals shall be prorated based on the Individual Performance Goals actually achieved by the Participant during the relevant Fiscal Half-Year as measured by the person to whom the Participant reports, subject to approval by the Compensation Committee. An Award with respect to Corporate Performance Goals shall be prorated based on the period of time the Participant was an active full-time employee and an Officer during the Fiscal Half-Year. Notwithstanding the foregoing, an employee whose participation in the Incentive Compensation Plan ceases during a Fiscal Half-Year as a result of becoming an Officer subsequent to the first day of such Fiscal Half-Year shall be eligible to receive an Award hereunder with respect to the full Fiscal Half-Year. The Compensation Committee, in its discretion, may make such adjustments as it deems necessary in order to take into account performance goals under the Incentive Compensation Plan prior to the date such employee became an Officer.

In all cases eligibility for a prorated Award is contingent on meeting all other conditions and requirements of the Plan.

Prorating will be calculated in monthly increments. Changes occurring during the first 15 days of the month will be prorated back to the beginning of the month; changes occurring from the 16th day of the month will be prorated based on the 1st of the following month.

Plan Participants whose employment with the Company is terminated for cause or due to a voluntary resignation prior to the end of the Fiscal Half-Year will not be eligible for either a full or prorated Incentive Award.

J.	General Provisions

All Incentive Awards shall be subject to tax and withholding under applicable Country laws and regulations in effect at the time.

All Incentive Awards will be paid in local Country currency.

Participants may not sell, assign, transfer, pledge or encumber any expectation of or right to an Award under this Plan and any attempt to do so shall be void.

As a condition of receiving benefits under the Plan, all Participants agree to respect the confidentiality of the Company’s financial information.

This Plan will be construed in accordance with and governed by the laws of The Commonwealth of Pennsylvania, without reference to principles of conflicts of law, as to all matters, including, but not limited to, matters of validity, construction and performance.

Dispute Resolution

The Compensation Committee shall have complete discretion concerning the determination of Incentive Awards under the Plan and the decision of the Compensation Committee shall be final and conclusive. Any disputes regarding incentive eligibility or an Award with respect to a Fiscal Half-Year must be communicated in writing to the Compensation Committee within ninety (90) days from the date an Incentive Award would otherwise have been paid with respect to such Fiscal Half-Year.